news release                    [TENNECO LOGO]





          Contacts:      Jane Ostrander
                         Media Relations
                         847 482-5607
                         jostrander@tenneco.com

                         Leslie Hunziker
                         Investor Relations
                         847 482-5042
                         lhunziker@tenneco.com


                      TENNECO ANNOUNCES EXECUTIVE PROMOTION

          Lake Forest, Illinois, January 18, 2006 - Tenneco (NYSE: TEN) announced today that Kenneth R. Trammell, senior vice president and chief financial officer, has been promoted to executive vice president and chief financial officer. The promotion is effective immediately.

          As chief financial officer, Mr. Trammell is responsible for Tenneco's finance strategy, financial planning and analysis, accounting, tax, treasury and investor relations. He is a member of the senior management team and reports directly to Chairman and CEO Mark Frissora.

          "I am very pleased to announce Ken's promotion to executive vice president, which reflects his outstanding leadership and performance in a very critical role for Tenneco," said Mark P. Frissora, chairman, CEO and president, Tenneco. "Ken leads our global finance organization with sound judgment, exceptional knowledge and strong experience in all areas of finance. He has successfully driven our ongoing efforts to de-leverage the company and improve financial flexibility, our number one goal for Tenneco."

          Mr. Trammell has been serving as the company's chief financial officer since September 2003. Prior to his current role, he was vice president and controller, a position he had held since November 1999 when Tenneco became a stand-alone automotive supply company. Previously, he was with Tenneco Inc., the former conglomerate that included what is now Tenneco. He joined there in 1996 as assistant controller and was promoted to corporate controller the following year. At that time, his responsibilities included all accounting and SEC reporting requirements for the company including spin-offs and mergers of a number of its businesses and operations.



                                     -More-

          Prior to joining Tenneco, Mr. Trammell was with Arthur Andersen LLP for 12 years where he was responsible for audits and consultation on mergers, acquisitions and divestitures for the firm's corporate clients.

          Mr. Trammell, 45, holds a bachelor's degree in accounting from the University of Houston and earned his CPA certificate in Texas. He is a member of Financial Executives International, an organization of Fortune 500 chief financial officers, treasurers and controllers, and serves on its Committee on Corporate Reporting, which monitors, reviews and establishes positions on accounting directives.

          Tenneco is a $4.2 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 18,400 employees worldwide. Tenneco is one of the world's largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe(R), Walker(R), Gillet(R) and Clevite(R)Elastomer brand names. Among its products are Sensa-Trac(R) and Monroe Reflex(R) shocks and struts, Rancho(R) shock absorbers, Walker(R) Quiet-Flow(R) mufflers, Dynomax(R) performance exhaust products, and Clevite(R)Elastomer noise, vibration and harshness control components.






                                       ###